Genesys Industries Deemed Critical Supplier and Issued Stay-At-Home Exemption in Response to Potential COVID-19 Work Shut Downs.

NEW YORK, NY – March 24, 2020 (TheNewsWire) – Genesys Industries, Inc (OTCBB: GEIN) (OTCMKTS: GEIN) $GEIN – a diversified precision products manufacturer announced today that in the event a Stay-at-Home Mandate is issued due to the COVID-19 virus, Genesys Industries has been issued a stay-at-home exemption as a supplier of critical components for the medical industry. Such exemptions issued are for companies deemed to be Life Sustaining Businesses, which includes Medical Equipment and Supplies Manufacturing. Stay-At-Home Exemptions are issued to businesses and their employees if they are necessary for the production of essential supplies needed during the outbreak.

Coronavirus Disease 2019 (COVID-19, SARS-CoV-2) is a respiratory disease caused by the SARSCoV-

2 virus. Depending on the severity of COVID-19’s international impacts, outbreak conditions can affect all aspects of daily life, including travel, trade, tourism, food supplies, financial markets with all of these aspects heavily impacting global supply chains.

Genesys Industries is a U.S. manufacturer with administrative and production facilities located in Florida and Missouri.

The Company expects that in the coming hours, the State of Florida and Missouri will possibly issue a shelter-in-place order. The Shelter-in-Place order will require citizens to shelter in place at home, and either work at home or not work, unless they are involved in what will be identified as essential businesses or essential infrastructure operations.

A company spokesperson said “We are pleased to be able to continue production of critical medical supplies amidst this global pandemic. Our team is tirelessly working to ensure these components continue to be supplied to the medical professionals and patients who rely on them. Our production facilities will continue to remain open to meet the needs of the medical community during this pressing time.”

About Genesys Industries
Genesys Industries is a diversified multi-industry advanced manufacturer of complex components and products.   The company is a vertically integrated precision products manufacturer with core emphasis on product design, engineering and precision manufacturing of complex components and products.  Some of the industries served include Aviation, Automotive, Building Materials, Food Processing, Industrial, Maritime, Medical, Railroad, Oil and Gas, Packaging, Telecom, Textiles, Pulp Paper, Transportation and many more.  Follow us on twitter @genesysind or $GEIN
For more information on Genesys Industries, please visit www.genesysindustries.com

Contact Information.

Investor Relations
Genesys Industries, Inc
Phone: 941-722-3600
ir@genesysindustries.com

Safe Harbor Statement
This press release contains forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. Statements contained in this press release regarding the company intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading "Risk Factors" in the Company's Financial Reports. This press release does not form any part of a prospectus or offering. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.